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           1727 Elm Hill Pike, Nashville, Tennessee 37210
                           SHONEY'S
                             INC.
                             NEWS


FOR IMMEDIATE RELEASE              Contact:  SHONEY'S, INC.
                                             W. Craig Barber
                                             (615) 391-5201
                                                   or
                                             TPI Enterprises, Inc.
                                             Fred Burford
                                             (407) 691-8802


         SHONEY'S, INC. AND TPI ENTERPRISES, INC. ANNOUNCE
                 COMPLETION OF DEFINITIVE AGREEMENT

     Nashville, TN, March 15, 1996--Officials of Shoney's, Inc. and TPI Enterprises, Inc. jointly announced today that both companies have signed a definitive agreement whereby Shoney's, Inc. or one of its subsidiaries will acquire TPI Restaurants, Inc. and two other TPI subsidiaries, which represent substantially all of the assets of TPI.

     Shoney's, Inc. CEO C. Stephen Lynn and Gary Sharp, CEO of TPI Enterprises, Inc. made the announcement and said the execution of the definitive agreement will allow the companies to move forward in developing a transition plan.

     The transaction is expected to be closed on or before June 30, 1996. It is subject to approval of the shareholders and lenders of both companies as well as certain regulatory approvals.

     The TPI subsidiaries will be acquired in exchange for 5,577,102 shares of Shoney's common stock plus an additional $10 million of Shoney's common stock based upon the average closing market price for the ten trading days immediately prior to closing. Based upon the average closing market price for the last ten trading days, 6,710,246 shares of Shoney's stock would be issued in the transaction. In addition, Shoney's will assume certain obligations of TPI, including $51.6 million of 8 1/4% subordinated convertible debentures that are expected to remain outstanding following the closing.

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     The transaction will be structured as a tax-free reorganization under the Internal Revenue Code. TPI will distribute the Shoney's stock it receives in the reorganization to its shareholders. Based on the currently issued and outstanding TPI shares, TPI shareholders will receive approximately .327 shares of Shoney's, Inc. stock for each TPI share. In addition, TPI will retain up to $7.5 million in cash. The amount of cash permitted to be retained is subject to reduction, if necessary, in order to satisfy the requirements for a tax-free reorganization. In that event, Shoney's will issue additional shares of its common stock to TPI, in lieu of the reduced cash, to be valued at the average closing market price for the ten trading days immediately prior to closing. The agreement also provides for TPI to retain additional cash based on an estimate of its remaining liabilities. As part of the tax-free reorganization, TPI will dissolve as soon as practicable following the closing and distribute the consideration received from Shoney's after satisfaction or provision of its then remaining liabilities.

     Lynn, said, "From the start of discussions with TPI last fall, we have felt strongly that there are synergies and energies in this combination that will enhance shareholder value and help us with our overall improvement efforts for Shoney's Restaurants. We expect the financial impact on Shoney's, Inc. to be the same as originally anticipated--slight dilution in the near term and non-dilutive over a longer term."